WARRANT ASSUMPTION AND CONVERSION AGREEMENT


     THIS WARRANT ASSUMPTION AND CONVERSION AGREEMENT, dated as of ___________, 1996 (the "Agreement"), is made by and between TESORO PETROLEUM CORPORATION, a Delaware Corporation ("Parent"), COASTWIDE ENERGY SERVICE, INC., a Delaware corporation ("Company") and CHEMICAL SHAREHOLDER SERVICES GROUP, INC., a national banking association, as warrant agent (the "Warrant Agent").

     WHEREAS, the respective Board of Directors of Parent, CNRG Acquisition Corporation (the "Sub") and Coastwide Energy Services, Inc. (the "Company") have approved a merger of the Company into Sub upon terms and conditions contained in an Agreement and Plan of Merger dated as of November 20, 1995 (the "Merger Agreement") by and among the Parent, the Sub and the Company;

     WHEREAS, the Company and the Warrant Agent have entered into a Warrant Agreement dated September 30, 1993 (the "Warrant Agreement") providing that the Warrant Agent shall act on behalf of the Company in connection with the issuance, transfer, exchange and replacement of the Warrant Certificates (as defined in the Warrant Agreement) in respect of the Company's issuance of Class B warrants (the "Warrants"), and the exercise of the Warrants;

     WHEREAS, Section 2.2(i) of the Merger Agreement provides that Parent shall enter into an amended Warrant Agreement with the Warrant Agent, and it is a condition to the obligation of the Company to effect the Merger under the Merger Agreement that the Parent shall have assumed the Warrants at the Effective Time of the Merger (as defined in the Merger Agreement);

     WHEREAS, the Warrant Agreement provides, inter alia, that in the event of any merger of the Company with or into another corporation, the successor or purchasing corporation shall execute with the Warrant Agent an agreement, satisfactory in form to the Warrant Agent and executed and delivered to the Warrant Agent, that each registered owner of the Warrants ("Holder") shall have certain rights thereafter;

     NOW, THEREFORE, it is hereby agreed;

1. Warrants. Except as the Warrants may otherwise be adjusted as provided herein, the Warrants are subject to all the terms and conditions included in the original grant thereof.

2. Assignment, Assumption and Conversion. As of the Effective Time of the Merger, Parent hereby agrees that at the Effective Time, it will assume the obligations of the Company under the Warrant Agreement, and further agrees that each Holder (except for the Company or any wholly-owned subsidiary of the Company, or the Parent, Sub or any wholly-owned subsidiary of Parent or Sub) shall have the right (prior to the expiration date of the Warrants), upon payment of the Warrant Price (as that term is defined in the Warrant Agreement), to purchase upon exercise of each Warrant the number of shares of Parent Shares (as that term is defined in the Merger Agreement) and cash that such Holder would have been entitled to receive at the Effective Time of the Merger if the Warrant had been exercised immediately prior thereto.

3. Except as the Warrant Agreement may otherwise be modified or amended by this Agreement, the Parent and the Warrant Agent hereby agree that on and after the Effective Time of the Merger, each shall have the same rights, duties and obligations (i) with respect to the Parent, as the Company had under the Warrant Agreement, and (ii) with respect to the Warrant Agent, as the Warrant Agent had under the Warrant Agreement.

4. Parent agrees that the number and kind of securities purchasable upon exercise of each Warrant and the Warrant Price shall be adjusted from time to time upon the happening of certain events on as nearly equivalent as may be practicable basis to the adjustments provided for in Section 11 of the Warrant Agreement.

5. Parent agrees that it will at all times reserve and keep available out of the aggregate of its authorized but unissued Common Stock, the full number of shares of Common Stock then deliverable upon exercise of the outstanding Warrants, as provided in Section 9.1 of the Warrant Agreement.

6. Form of Agreement. The Warrant Agent hereby agrees that this Agreement is in form satisfactory to it, and by the signature of its duly authorized representative hereon acknowledges that it has received an executed copy of this Agreement.

7.   Notice.

     (a)Parent will at the Effective Time, mail by first class mail, postage prepaid, to each Holder, notice of the execution of this Agreement.

8. Further Amendments. Any and all of the terms and conditions of the Warrant Agreement are hereby amended and modified wherever necessary, even though not specifically addressed herein, so as to conform to the amendments and modifications contained in this Agreement.

     IN WITNESS WHEREOF, Parent, the Company and the Warrant Agent have caused this agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                TESORO PETROLEUM CORPORATION


                                By:  /s/ William T. Van Kleef
                                Name:  William T. Van Kleef
                                Title:  Senior Vice President and
                                        Chief Financial Officer


                                COASTWIDE ENERGY SERVICES, INC.


                                By:  /s/ Stephen A. Wells
                                    Stephen A. Wells, President


                                CHEMICAL MELLON SHAREHOLDER SERVICES
                                L.L.C. (as Warrant Agent)


                                By:  /s/ Sam A. Sellers
                                Name: Sam A. Sellers
                                Title: Asst. Vice Pres.